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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 15, 2017, Macellum issued the following press release:

ISS Recommends Citi Trends Stockholders Vote Macellum’s WHITE Proxy Card

•	ISS says Macellum “has made a compelling case that change at the board level is warranted”
•	ISS supports Macellum’s Jonathan Duskin for election to the board
•	Vote the WHITE Macellum proxy card today to elect Jonathan Duskin and Paul Metcalf

New York, New York (May 15, 2017) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”) that has nominated two highly qualified candidates for election at the Company’s upcoming annual meeting of stockholders, announced today that Institutional Shareholder Services (“ISS”), the leading independent proxy voting advisory firm, has recommended that stockholders vote on Macellum’s WHITE proxy card FOR the election of Macellum nominee Jonathan Duskin at the upcoming annual meeting of stockholders.

Jonathan Duskin, the CEO of Macellum, responded to the ISS report, stating, “We are gratified that ISS recognized the need for direct stockholder representation on Citi Trends’ Board. We believe the current Board, under the helm of Executive Chairman Ed Anderson, has presided over a period of significant destruction of stockholder value. The Board must be held accountable for the material deterioration of Citi Trends’ share price and operating performance and its disruptive CEO turnover. We are hopeful that after reviewing the ISS report, stockholders will agree with us that the Board’s assertions that their strategy is working and their most recent claim that they began a purported company-saving “strategic pivot” in 2012 under Chairman Anderson simply have no merit.”

Mr. Duskin also commented on ISS’ failure to recommend the election of Macellum nominee Paul Metcalf, stating, “While we are pleased with ISS’ vote of confidence in me and desire for change, we believe it is critical for stockholders to vote for the election of both myself and Paul Metcalf to the Board at the annual meeting. We believe the election of both of us and the removal of Chairman Anderson represents the best means for significant value creation at the Company. Unless Chairman Anderson is removed, we are concerned that the current Board may not act independently to ensure the best interests of all stockholders are fulfilled. We are also extremely concerned that high quality, prospective CEO candidates are reluctant to consider the opportunity to join the Company given former CEO Jason Mazzola’s departure for a substantially lesser role. Our biggest fear is that the Board will promote current CFO Bruce Smith, who has no merchandising experience, to the role of permanent CEO. Nevertheless, we believe the recommendation from ISS validates our strong belief that change is required now to deliver much needed accountability and fresh perspective to the boardroom. To that end, Mr. Metcalf has over 30 years of operating and merchandising experience, including significant operational turnaround expertise in off-price retail and would be significantly valuable in recruiting and vetting potential candidates. We welcome the ISS endorsement and urge our fellow Citi Trends stockholders to vote their WHITE proxy today to elect both Macellum nominees.”

In recommending that Citi Trends stockholders elect Macellum nominee Jonathan Duskin, ISS stated1:

 “As a direct and significant shareholder, dissident nominee Jonathan Duskin is positioned to provide the additional perspective of a significant shareholder as the board oversees the critical tasks outlined above.”

While Citi Trends has blamed its poor operating results on the declining demand for urban brands, ISS concurred with Macellum that these results were self-inflicted:

“However, by management’s own account, these results are also due to successive missteps in merchandising, namely in identifying and procuring compelling, on-trend merchandise that would drive sales in Citi Trends’ target market. Whether these merchandising missteps were due to missing trends in-season, or attributable to being locked into stale inventory from pre-ordering as a cost-control strategy, they resulted in the same effect.”

“Thus, it appears the issue was not that the target market was not buying apparel in 2011 and 2012; it’s that the target market was not buying Citi Trends’ apparel in 2011 and 2012, and instead chose to spend those dollars elsewhere.”

“Brands disappearing in rapid succession would certainly be challenging to a retailer that specializes in selling those brands. However, this occurrence has enough precedent in the urban branded space to perhaps be considered a cyclicality . . . It has also previously been the case that the target market has pivoted toward adapting mainstream brands, for instance: Polo, Guess, Nautica, Girbaud, and Tommy Hilfiger, to name a few. Why the board was not able to recognize one iteration of said cyclicality early on is an open question.”

“While the exact degree to which off-price retail is truly comparable to the company is debatable, the company’s series of damaging missteps in merchandising—discernable from management’s own account during quarterly updates as well as from demographic and company data—is not.”

ISS was particularly critical of Citi Trends’ lack of succession planning for the CEO position:

“The CEO role has changed hands four times within the last eight years . . . In the case of the Mazzola departure, the decision to call Anderson out of retirement for a second time in eight years while also tasking Smith (who was already serving as COO, CFO, and corporate secretary) with the role of CEO is a conspicuous indication of a lack of forward planning.”

1 Permission to quote from the ISS report in this press release was neither sought nor obtained.

ISS echoed Macellum’s concerns regarding Citi Trends’ uncertain future strategy and business direction, which led to ISS’ conclusion that change on the Board is warranted (and which is why we believe it is so important for both Jonathan Duskin and Paul Metcalf to be elected to the Board):

“However, the company’s messaging regarding its business strategy going forward remains muddled, and many investors remain unclear as to whether the company’s future direction will bend towards off-price retail or economy-priced, private label fashion. With this in mind, it is clear that the board can benefit from additional perspectives, most critically perspectives relating to the board’s immediate task of finding a permanent CEO. On balance, the dissident has made a compelling case that some level of change at the board level is warranted.”

In conclusion, ISS stated:

“As a direct and significant shareholder, dissident nominee Jonathan Duskin is positioned to provide the additional perspective of a significant shareholder as the board oversees the critical tasks outlined above.”

ISS HAS RECOMMENDED Citi Trends STOCKHOLDERS VOTE THE white PROXY CARD vote the white proxy card today to elect both of our highly-qualified nominees — Jonathan Duskin and Paul Metcalf — to the Board at the Company’s upcoming annual meeting

If you have already voted Citi Trends’ blue proxy card, a later dated WHITE proxy card will revoke your previously cast vote.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson
Saratoga Proxy Consulting LLC
(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com